Exhibit 2

Asian Infrastructure Investment Bank

Auditor’s Report and Financial Statements

for the Year Ended Dec. 31, 2018

Independent Auditor’s Report

To the Board of Governors of the Asian Infrastructure Investment Bank:

Opinion

What we have audited

The financial statements of Asian Infrastructure Investment Bank (the “Bank”) set out on pages 1 to 50, which comprise:

•	the statement of comprehensive income for the year ended December 31, 2018;

•	the statement of financial position as at December 31, 2018;

•	the statement of changes in equity for the year ended December 31, 2018;

•	the statement of cash flows for the year ended December 31, 2018; and

•	the notes to the financial statements, which include a summary of significant accounting policies.

Our opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at December 31, 2018, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (“ISAs”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Bank in accordance with the International Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants (“IESBA Code”), and we have fulfilled our other ethical responsibilities in accordance with the IESBA Code.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation of the financial statements that give a true and fair view in accordance with IFRSs, and for such internal control as management determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intend to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, April 3, 2019

Contents

Financial Statements

Statement of Comprehensive Income	5
Statement of Financial Position	6
Statement of Changes in Equity	7
Statement of Cash Flows	8
Notes to the Financial Statements	9-48
A. General Information	9
B. Accounting Policies	9-18
C. Disclosure Notes	18-31
D. Financial Risk Management	31-46
E. Fair Value Disclosures	46-48

Asian Infrastructure Investment Bank

Statement of Comprehensive Income

For the year ended Dec. 31, 2018

In thousands of US Dollars	Note	For the year ended Dec. 31, 2018	For the year ended Dec. 31, 2017
Interest income	C1	250,761	124,193
Interest expense	C1	—	—

Net interest income		250,761	124,193
Net fee and commission income/(expense)	C2	12,654	(866)
Net gain on investments at fair value through profit or loss	C5	56,622	53,783
Impairment provision	C6	(39,608)	(9,088)
General and administrative expenses	C3	(84,737)	(56,098)
Net foreign exchange gain/(loss)		44	(58)

Operating profit for the year		195,736	111,866
Accretion of paid-in capital receivables	C7	103,780	140,442

Net profit for the year		299,516	252,308
Other comprehensive income		—	—

Total comprehensive income		299,516	252,308

Attributable to:
Equity holders of the Bank		299,516	252,308

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Financial Position

As at Dec. 31, 2018

In thousands of US Dollars	Note	Dec. 31, 2018	Dec. 31, 2017
Assets
Cash and cash equivalents	C4	2,252,741	1,104,866
Term deposits	C4	8,223,299	5,885,854
Investments at fair value through profit or loss	C5	3,325,484	3,255,140
Funds deposited for cofinancing arrangements		5,992	1,592
Loan investments, at amortized cost	C6	1,365,187	773,238
Paid-in capital receivables	C7	4,386,984	7,948,901
Intangible assets		906	1,032
Other assets	C8	1,676	1,983

Total assets		19,562,269	18,972,606

Liabilities
Prepaid paid-in capital		2,560	—
Other liabilities	C9	47,291	13,587

Total liabilities		49,851	13,587

Members’ equity
Paid-in capital	C10	19,268,000	19,000,300
Reserve for accretion of paid-in capital receivables		(70,481)	(160,444)
Retained earnings		314,899	119,163

Total members’ equity		19,512,418	18,959,019

Total liabilities and members’ equity		19,562,269	18,972,606

The accompanying notes are an integral part of these financial statements.

/s/ Jin Liqun	/s/ Thierry de Longuemar
Mr. Jin Liqun President	Mr. Thierry de Longuemar Vice President and Chief Financial Officer

/s/ Hui Fong Lee
Ms. Hui Fong Lee Acting Controller

Asian Infrastructure Investment Bank

Statement of Changes in Equity

For the year ended Dec. 31, 2018

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Reserve for accretion of paid-in capital receivables	Retained earnings	Total members’ equity
Jan. 1, 2017		90,327,000	(72,261,600)	18,065,400	(282,868)	7,297	17,789,829

Capital subscription and contribution		4,674,100	(3,739,200)	934,900	—	—	934,900
Net profit for the year		—	—	—	—	252,308	252,308
Paid-in capital receivables – accretion effect		—	—	—	(18,018)	—	(18,018)
Transfer of accretion	C7	—	—	—	140,442	(140,442)	—

Dec. 31, 2017	C10	95,001,100	(76,000,800)	19,000,300	(160,444)	119,163	18,959,019

Jan. 1, 2018		95,001,100	(76,000,800)	19,000,300	(160,444)	119,163	18,959,019

Capital subscription and contribution		1,338,600	(1,070,900)	267,700	—	—	267,700
Net profit for the year		—	—	—	—	299,516	299,516
Paid-in capital receivables – accretion effect		—	—	—	(13,817)	—	(13,817)
Transfer of accretion	C7	—	—	—	103,780	(103,780)	—

Dec. 31, 2018	C10	96,339,700	(77,071,700)	19,268,000	(70,481)	314,899	19,512,418

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Cash Flows

For the year ended Dec. 31, 2018

In thousands of US Dollars	Note	For the year ended Dec. 31, 2018	For the year ended Dec. 31, 2017
Cash flows from operating activities
Net profit for the year		299,516	252,308
Adjustments for:
Interest income from term deposits		(195,918)	(104,710)
Accrued interest on funds deposited for cofinancing arrangements		(136)	(167)
Accretion of paid-in capital receivables	C7	(103,780)	(140,442)
Net gain on investments at fair value through profit or loss	C5	(56,622)	(53,783)
Impairment provision	C6	39,608	9,088
Depreciation and amortization		997	193
Increase in loan investments	C6	(602,871)	(768,681)
(Increase)/Decrease in funds deposited for cofinancing arrangements		(4,264)	22,198
Decrease/(Increase) in other assets		205	(1,651)
Increase in other liabilities		5,020	3,957

Net cash used in operating activities		(618,245)	(781,690)

Cash flows from investing activities
Investment purchases	C5	(15,364)	(21,484)
Return of capital contributions from LP Fund	C5	1,642	—
Increase in term deposits		(2,282,921)	(3,541,000)
Interest received from term deposits		141,394	51,997
Intangible assets		(308)	(222)
Property improvements		(368)	(232)
Computer hardware		(95)	(145)

Net cash used in investing activities		(2,156,020)	(3,511,086)

Cash flows from financing activities
Capital contributions received	C7	3,919,580	4,115,650
Prepaid paid-in capital received		2,560	—

Net cash from financing activities		3,922,140	4,115,650

Net increase/(decrease) in cash and cash equivalents		1,147,875	(177,126)
Cash and cash equivalents at beginning of year		1,104,866	1,281,992

Cash and cash equivalents at end of year	C4	2,252,741	1,104,866

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

A General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (AOA) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (PRC).

For the year ended Dec. 31, 2018, AIIB has approved nine new membership applications. As at Dec. 31, 2018, the Bank’s total approved membership is 93, of which 69 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

These financial statements were signed by the President, the Vice President and Chief Financial Officer, and the Acting Controller on April 3, 2019.

B Accounting Policies

B1 Basis of preparation

These financial statements for the Bank have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). According to By-Laws of AIIB, the financial year of the Bank begins on Jan.1 and ends on Dec. 31 of each year.

The Bank has adopted all of the IFRS standards and interpretations effective for annual periods beginning on Jan. 1, 2018. In addition, the Bank has adopted IFRS 9 Financial Instruments (full version issued in July 2014 and mandatorily effective on Jan. 1, 2018), IFRS 15 Revenue from Contracts with Customers (mandatorily effective on Jan. 1, 2018), and IFRS 16 Leases (mandatorily effective on Jan. 1, 2019) from the commencement of operations.

The financial statements have been prepared under the historical cost convention, except for those financial instruments measured at fair value.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where judgments or estimates are significant to the financial statements are disclosed in Note B4. The financial statements have been prepared on a going concern basis.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

B Accounting Policies

B2 New accounting pronouncements

The new accounting pronouncements, amendments and interpretations issued in 2018 do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

B3 Summary of significant accounting policies

B3.1 Functional currency and foreign currency transactions

The functional currency of the Bank and the presentation currency of the Bank are United States Dollar (“USD” or “US Dollar”).

Foreign currency transactions are initially translated into USD using exchange rates prevailing at the dates of the related transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are recognized in profit or loss during the period in which they arise.

B3.2 Cash and cash equivalents

Cash and cash equivalents are items which are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Deposits with a maturity of three months or less are classified as cash and cash equivalents.

B3.3 Financial instruments

B3.3.1 Financial assets

The Bank’s financial assets are classified into three categories:

(a) Amortized cost,

(b) Fair value through other comprehensive income (FVOCI), or

(c) Fair value through profit or loss (FVPL).

The basis of classification depends on the relevant business model and the contractual cash flow characteristics of the underlying financial asset.

(a) Classification of financial assets at amortized cost

The Bank classifies its financial assets at amortized cost only if both of the following criteria are met:

(i)	The financial asset is held within a business model having the objective of collecting the contractual cash flows; and

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

B Accounting Policies

B3 Summary of significant accounting policies (Continued)

B3.3 Financial instruments (Continued)

B3.3.1 Financial assets (Continued)

(a) Classification of financial assets at amortized cost (Continued)

(ii)	The contractual terms give rise, on specified dates, to cash flows that are solely payments of principal or interest on the principal outstanding.

The Bank applies the effective interest method to the amortized cost of a financial asset.

(b) Classification of financial assets at FVOCI

Financial assets at FVOCI comprise:

(i)

Financial assets having contractual cash flows which reflect solely payments of principal and interest on outstanding principal, and for which the objective of the related business model is achieved both by collecting contractual cash flows and selling financial assets, and

(ii)

Investments in equity instruments which are neither held for trading nor contingent consideration, and for which the Bank has made an irrevocable election at initial recognition to recognize changes in fair value through other comprehensive income (OCI) rather than profit or loss.

For (i) above, interest is calculated using the effective interest method and recognized in profit or loss. Except for gains or losses from impairment and foreign exchange, the financial asset is measured at FVOCI. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified to profit or loss.

For (ii) above, the accumulated fair value changes in OCI will not be reclassified to profit or loss in the future. Dividends on such investments are recognized in profit or loss, unless the dividend clearly represents a recovery of part of the cost of the investment.

(c) Classification of financial assets at FVPL

The Bank classifies the following financial assets at FVPL:

(i)	Financial assets that do not qualify for measurement at either amortized cost or FVOCI;

(ii)

Financial assets that are designated at initial recognition at FVPL irrevocably, when such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise;

(iii)	Investments in equity instruments that are held for trading; and

(iv)	Investments in equity instruments for which the Bank has not elected to recognize fair value gains or losses through OCI.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

B Accounting Policies

B3 Summary of significant accounting policies (Continued)

B3.3 Financial instruments (Continued)

B3.3.2 Financial liabilities

The Bank’s financial liabilities are classified as either financial liabilities through FVPL or other financial liabilities, carried at amortized cost.

(a) Classification of financial liabilities at FVPL

Financial liabilities at FVPL have two subcategories, financial liabilities held for trading and those designated as FVPL on initial recognition. There were no financial liabilities classified as FVPL during the reporting period or as at Dec. 31, 2018 and 2017.

(b) Other financial liabilities

Other financial liabilities are measured at amortized cost, using the effective interest method. The related interest expenses are recognized in profit or loss.

B3.3.3 Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

A puttable financial instrument includes a contractual obligation for the issuer to repurchase or redeem that instrument for cash or another financial asset on exercise of the put. The puttable instrument that includes such an obligation is classified as an equity instrument when meeting all the generally required features being most subordinate class of shares with identical features and all have the same rights on liquidation.

B3.3.4 Impairment of financial instruments

Financial assets of the Bank that are measured at amortized cost (Note B3.3.1(a)), FVOCI (Note B3.3.1 (b) (i)) and certain unrecognized financial instruments such as loan commitments are subject to credit loss estimated through an expected credit loss (“ECL”) model, assessed on a forward-looking basis.

At each reporting date, the Bank assesses whether the credit risk of a financial instrument has increased significantly since initial recognition. When making this assessment, the Bank considers the change in the risk of a default occurring over the expected life of the financial instrument. To make this assessment, the Bank compares the risk of a default occurring as at the reporting date with the risk of a default occurring as at the date of initial recognition, based on reasonable and supportable information that is available without undue cost or effort and is indicative of significant increases in credit risk since initial recognition.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

B Accounting Policies

B3 Summary of significant accounting policies (Continued)

B3.3 Financial instruments (Continued)

B3.3.4 Impairment of financial instruments (Continued)

At each reporting date, the Bank measures the loss allowance for a financial instrument at either:

(i)	An amount equal to the lifetime ECL if the credit risk related to that financial instrument has increased significantly since initial recognition; or

(ii)	An amount equal to a 12-month ECL if the credit risk related to that financial instrument has not increased significantly since initial recognition.

The Bank measures ECL related to a financial instrument in a way that reflects:

(i)	An unbiased and probability-weighted amount determined by evaluating a range of possible outcomes;

(ii)	The time value of money; and

(iii)

Reasonable and supportable information that is available without undue cost or effort at the reporting date regarding relevant past events, current circumstances, and forecasts of future economic conditions.

The Bank identified financial assets as having credit impairment when one or more events that could have a detrimental impact on the estimated future cash flows of that financial asset have occurred.

The Bank recognizes the loss allowance of loan commitments as a provision. However, if a financial instrument includes both a loan (i.e. financial asset) and an undrawn commitment (i.e. loan commitment) component and the Bank cannot separately identify the ECL on the loan commitment component from those on the financial asset component, the ECL on the loan commitment is recognized together with the loss allowance for the financial asset. To the extent that the combined ECL exceeds the gross carrying amount of the financial asset, the ECL is recognized as a provision.

B3.3.5 Determination of fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (or most advantageous) market at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly observable or estimated using another valuation technique.

For financial instruments traded in active markets, the determination of fair values of financial assets and financial liabilities is based on quoted market prices.

A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange, pricing service, or regulatory agency; and those prices represent actual and regularly occurring market transactions on an arm’s length basis. If the above criteria are not met, the market is regarded as being inactive.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

B Accounting Policies

B3 Summary of significant accounting policies (Continued)

B3.3 Financial instruments (Continued)

B3.3.5 Determination of fair value (Continued)

For financial instruments not traded in active markets, fair value is determined using appropriate valuation techniques. Valuation techniques include the use of recent transaction prices, discounted cash flow analysis, option pricing models and others commonly used by market participants. These valuation techniques include the use of observable and/or unobservable inputs.

B3.3.6 Recognition and derecognition

The Bank recognizes a financial asset or a financial liability in its statement of financial position when, and only when, the Bank becomes a party to the contractual provisions of the instrument.

At initial recognition, the Bank measures a financial asset or financial liability at its fair value plus or minus, in the case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issuance of the financial asset or financial liability.

Before evaluating whether, and to what extent, derecognition is appropriate, the Bank determines whether the derecognition analysis should be applied to a part of a financial asset or a financial asset in its entirety. The Bank derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Bank neither transfers nor retains substantially all the risks and rewards of ownership and has not retained control of the transferred asset, the Bank derecognizes the financial asset and recognizes separately as assets or liabilities any rights and obligations created or retained in the transfer.

Upon derecognition of a financial asset in its entirety, the difference between the carrying amount of the asset and the sum of the consideration received and receivable and, where applicable, the cumulative gain or loss that had been recognized in other comprehensive income is reclassified to profit or loss, except for those investments in equity instruments designated as FVOCI.

Financial liabilities are derecognized when the related obligation is discharged, cancelled or expires. The difference between the carrying amount of the financial liability derecognized and the sum of the consideration paid and payable is recognized in the profit or loss.

B3.4 Property improvements

Property improvements are stated at cost less accumulated depreciation. Depreciation is calculated on a straight line basis to write down the cost of each asset to its residual value over its estimated useful economic life. Property improvements are depreciated over a useful economic life of no more than 3 years.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

B Accounting Policies

B3 Summary of significant accounting policies (Continued)

B3.5 Intangible assets

Intangible assets are stated at cost less accumulated amortization. Amortization is calculated on a straight line basis to write down the cost of each asset to its residual value over its estimated useful economic life. Intangible assets comprise computer software which is amortized over a useful economic life of no more than 3 years.

B3.6 Revenue

B3.6.1 Interest income

Interest income is calculated using the effective interest method. In this regard, the effective interest rate is applied to the gross carrying amount of a financial asset except for:

(i)	Purchased or originated credit-impaired financial assets, for which the credit adjusted effective interest rate is applied to the amortized cost of the financial assets from initial recognition; and

(ii)

Credit-impaired financial assets that have been recognized subsequent to initial recognition, for which the original effective interest rate is applied to the net carrying value in subsequent reporting periods.

With respect to (ii) above, in subsequent reporting periods, interest income is calculated by applying the effective interest rate to the gross carrying amount if the credit risk of the financial asset improves so that it is no longer credit impaired.

B3.6.2 Front-end and commitment fees

Front-end fees received by the Bank relating to the origination or acquisition of a financial asset are an integral part of generating an involvement with the resulting financial instrument and, accordingly, are an integral part of the effective interest rate of that financial instrument.

Commitment fees received by the Bank to originate a loan when the loan commitment is not measured at FVPL are treated as follows:

(i)

If it is probable that the Bank will enter into a specific lending arrangement, it is an integral part of the effective interest rate of a financial instrument. If the commitment expires without the Bank making the loan, the fee is recognized as revenue at expiration of the commitment.

(ii)

If it is likely that a specific lending arrangement will not be entered into, or the loan commitment fee is directly related to the undrawn portion of the loan commitment and it changes based on the portion of the unused commitment at that time, it is not an integral part of the effective interest rate of the financial instrument and the fee is accounted for as revenue over the commitment period.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

B Accounting Policies

B3 Summary of significant accounting policies (Continued)

B3.6 Revenue (Continued)

B3.6.3 Administration fees

Administration fees are recognized as revenue throughout the period that the services are rendered.

B3.7 Employee benefits

Employee benefits represent considerations given, and are expenditures incurred by the Bank, in exchange for services rendered by employees or for termination of employment contracts. These benefits include short-term employee benefits and contributions to defined contribution plans.

Short-term employee benefits

During the reporting period in which an employee has rendered services, the Bank recognizes the short-term employee benefits payable for those services as a liability with a corresponding increase in the related expense. Short-term employee benefits include base salary and location premiums, pre-retirement medical insurance, life insurance, accidental death and disability provision, death grant, leave, travel accident coverage, long-term disability, multipurpose loans to staff as well as flexible allowance and resettlement allowance which are special allowances for staff recruited globally.

Defined contribution plans

A defined contribution plan is a retirement plan under which the Bank pays fixed contributions into a separate entity. When an employee has rendered service to the Bank during a period, the Bank recognizes a contribution payable to a defined contribution plan in exchange for that service, along with the related expense. Defined contribution plans include defined contribution retirement plans and post-retirement medical benefit plans.

B3.8 Leases

A lease contract is one which conveys the right to control the use of an asset for a specified period of time. The lease liability is measured as the present value of the payments that are not paid at the date of recognition discounted at the leases’ implicit interest rate. The right of use asset is measured at cost, consisting of the lease liability plus any payments made before the commencement of lease and less any lease incentives.

B3.9 Dividends

Dividend distributions to the Bank’s members are recognized as a liability in the period in which the dividends are approved by the Board of Governors.

B3.10 Current and noncurrent presentation

The Bank presents its assets and liabilities in the order of liquidity as this provides more relevant information.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

B Accounting Policies

B3 Summary of significant accounting policies (Continued)

B3.11 Taxation

In accordance with Article 51 of the AOA, within the scope of its official activities, the Bank, its assets, property, income, and its operations and transactions, shall be exempt from all taxation and from all custom duties in its member countries. Article 51 also exempts the Bank from any obligation for the payment, withholding, or collection of any tax or duty.

B4 Critical accounting estimates and judgments in applying accounting policies

The Bank makes estimates and assumptions that affect the amounts recognized in the financial statements, and the carrying amounts of assets and liabilities within the next financial year. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgments, apart from those involving estimations, in the process of applying the accounting policies. Judgments that have the most significant effect on the amounts recognized in the financial statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

B4.1 Impairment losses on financial instruments

The measurement of the ECL allowance for financial assets measured at amortized cost requires extensive financial modelling and significant assumptions about future economic conditions and credit behavior (e.g. the likelihood of customers defaulting and the resulting losses).

A number of significant judgments are also required in measuring ECL, which include:

•	Determining criteria for significant increase in credit risk and definition of default;

•	Choosing appropriate models and assumptions for the measurement of ECL;

•	Establishing the number and probability of forward-looking scenarios for each type of product; and

•	Assigning exposures through an internal credit rating process.

Details of the inputs, assumptions, and estimation techniques used in measuring ECL are further disclosed in Note D3, which also presents sensitivities of the ECL.

B4.2 Measurement of fair value

Paid-in capital receivables are initially measured at fair value. The Bank is required to use valuation techniques to determine the fair value. The Bank made judgments about the expected timing of future cash flows and the appropriate discount rate to apply. If the interest rate changed by +/-1 basis point (“bps”), the carrying amount of the capital receivables as at Dec. 31, 2018 would have decreased/increased by approximately USD0.42 million (2017: USD1.09 million). Detailed information is further disclosed in Note E.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

B Accounting Policies

B4 Critical accounting estimates and judgments in applying accounting policies (Continued)

B4.3 Structured entity consolidation

The Bank manages AIIB’s Project Preparation Special Fund (the “Special Fund”), and has made a judgment on whether or not, for accounting purposes, it is the principal or an agent, to assess whether the Bank controls the Special Fund and should consolidate it. The Bank identified the Special Fund’s assets as a “silo” when conducting its consolidation assessment. When performing this assessment, the Bank considered several factors including, among other things, the scope of its decision-making authority over the structured entity, the rights held by other parties, the remuneration to which it is entitled in accordance with the related agreements for the administration services and the Bank’s exposure to variability of returns from other interests that it holds in the structured entity. The Bank is not exposed to any significant variability in its returns and as such was deemed to not control the Special Fund. The Bank performs re-assessment periodically.

Detailed information about the unconsolidated structured entity is set out in Note C13.

C Disclosure Notes

C1 Interest income and expense

	For the year ended Dec. 31, 2018	For the year ended Dec. 31, 2017
Interest income
Loan investments (1)	37,380	11,795
Cash and deposits	213,381	112,398

Total interest income	250,761	124,193
Interest expense	—	—

Total interest expense	—	—
Net interest income	250,761	124,193

(1)

Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

C Disclosure Notes

C2 Net fee and commission income/(expense)

	For the year ended Dec. 31, 2018	For the year ended Dec. 31, 2017
Special Fund administration fee (Note C13)	70	70
Loan commitment fee and service fee	13,823	49
Others	10	—

Total fee and commission income	13,903	119
Cofinancing service fee	(1,249)	(985)

Total fee and commission expense	(1,249)	(985)
Net fee and commission income/(expense)	12,654	(866)

C3 General and administrative expenses

	For the year ended Dec. 31, 2018	For the year ended Dec. 31, 2017
Staff costs (1)	38,425	25,226
Professional service expenses	19,653	12,607
IT services	7,771	5,691
Travelling expenses	7,421	4,186
Facilities and administration expenses	5,529	5,028
Annual audit fee	1,100	1,000
Others	4,838	2,360

Total general and administrative expenses	84,737	56,098

(1)	Staff costs

	For the year ended Dec. 31, 2018	For the year ended Dec. 31, 2017
Short-term employee benefits	33,719	22,092
Defined contribution plans	4,596	3,120
Others	110	14

Total	38,425	25,226

Refer to Note C14 for details of key management remuneration.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

C Disclosure Notes

C4 Cash and deposits with banks

	Dec. 31, 2018	Dec. 31, 2017
Cash	—	—
Deposits with banks
- Demand deposits	533,731	457,124
- Term deposits with maturity of less than 3 months	245,602	647,742
Money Market Funds (Note D2)	1,473,408	—

Total cash and cash equivalents	2,252,741	1,104,866

Add: term deposits with maturity more than 3 months (1)	8,223,299	5,885,854

Total cash and deposits with banks	10,476,040	6,990,720

(1)	Term deposits with maturity more than 3 months have maturities up to 24 months.

C5 Investments at fair value through profit or loss

	For the year ended Dec. 31, 2018	For the year ended Dec. 31, 2017
As at beginning of year	3,255,140	3,179,873
Additions	15,364	21,484
Return of capital contributions from LP Fund	(1,642)	—
Fair value gain, net	56,622	53,783

Total investments at fair value through profit or loss	3,325,484	3,255,140

Analysis of investments at fair value through profit or loss:

	Dec. 31, 2018	Dec. 31, 2017
Trust Fund (a)	3,292,628	3,236,448
LP Fund (b)	32,360	18,692
Others	496	—

Total investments at fair value through profit or loss	3,325,484	3,255,140

The Bank has the following investments in certain unconsolidated structured entities:

(a)

The Bank places funds with an external counterparty in a trust fund account (the “Trust Fund”), which, in accordance with the related Administrative Agreement between the Bank and the counterparty, reinvests the funds in a larger collective pool of investments (the “Pool”) in accordance with the investment mandate for the entire Pool. Notional allocations within the Pool are made, subject to the Investment Framework agreement between the Bank and the counterparty, to create a model portfolio exposure, as the basis for determining the fair value of the Trust Fund. The Bank classifies this investment as a single unit of account measured at fair value through profit or loss. Fees charged for the administration of the Trust Fund are comprised of a flat fee based upon average assets under management and full-cost recovery of the counterparty’s staff costs, related benefits and allocated overhead related to administering the Pool.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

C Disclosure Notes

C5 Investments at fair value through profit or loss (Continued)

The counterparty does not guarantee any investment return or the principal amount deposited. The Trust Fund reports its notional allocation in the Pool as one class of financial assets.

The Trust Fund has been terminated in Jan. 2019 as further disclosed in Note C15.

(b)

The Bank also invests in a fund, established and registered as a limited partnership in England (the “LP Fund”). The LP Fund is an emerging Asia growth-focused private equity fund, selectively investing in growth capital across multiple sectors. The LP Fund is managed by the General Partner, established and registered as a limited liability partnership in England, who makes all investment decisions on behalf of the Limited Partners. The Bank, along with other investors, has entered into the LP Fund as a Limited Partner with a capital commitment which will be drawn down over the life of the LP Fund, based on drawdown notices sent by the General Partner.

C6 Loan investments, loan commitments and related ECL allowance

Loan investments	Dec. 31, 2018	Dec. 31, 2017
Gross carrying amount	1,381,382	778,511
ECL allowance	(16,195)	(5,273)

Net carrying amount	1,365,187	773,238

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market that the Bank normally enters into such transactions is considered to be the principal market.

As at Dec. 31, 2018, USD1.88 million of the total carrying amount is maturing within 12 months from the reporting date (Dec. 31, 2017: USD0.19 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

C Disclosure Notes

C6 Loan investments, loan commitments and related ECL allowance (Continued)

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at Dec. 31, 2018. The gross amounts of loans include the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	Dec. 31, 2018	Dec. 31, 2017
Loan investments, gross carrying amount	1,381,382	778,511
Loan commitments	3,328,105	1,947,528

	4,709,487	2,726,039
Total ECL allowance (a)	(48,973)	(9,365)

	4,660,514	2,716,674

During the year ended Dec. 31, 2018, new loan investments and loan commitments with a carrying amount of USD1,976 million (including sovereign-backed loans of USD1,556 million, rating ranged from 3 to 10, and nonsovereign-backed loans of USD420 million, rating ranged from 1 to 7) became effective and were included in the assessment of ECL at Dec. 31, 2018.

The increase of ECL allowance during the year ended Dec. 31, 2018 was mainly attributed to the downgrade of internal ratings related to certain sovereign borrowers. Refer to Note D3.

(a)

As at Dec. 31, 2018, the total ECL related to loan commitments was USD32.78 million (Dec. 31, 2017: USD4.09 million), presented as a provision in Note C9. Consequential to the disbursements, all of the ECL for the loan commitments that was presented as a provision at Dec. 31, 2017 was included in the ECL allowance at Dec. 31, 2018.

C7 Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C10) are due in five installments, with the exception of members designated as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the year ended Dec. 31, 2018, a total discount of USD13.82 million (2017: USD18.02 million) was debited to the reserve. An amount of USD103.78 million (2017: USD140.44 million) has been accreted through income in the current year.

Members	Paid-in capital receivables at amortized cost as at
	Dec. 31, 2018	Dec. 31, 2017
Afghanistan	13,496	13,268
Australia	145,618	289,241
Austria	19,765	39,260
Azerbaijan	10,053	30,151

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

C Disclosure Notes

C7 Paid-in capital receivables (Continued)

Members	Paid-in capital receivables at amortized cost as at
	Dec. 31, 2018	Dec. 31, 2017
Bahrain	15,587	—
Bangladesh	75,093	86,925
Brunei Darussalam	2,071	4,114
Cambodia	7,122	8,249
Canada	152,082	—
China	1,175,447	2,335,329
Cyprus	3,027	—
Denmark	14,618	29,075
Egypt	25,684	51,036
Ethiopia	5,390	7,127
Fiji	1,439	1,898
Finland	24,671	36,781
France	133,491	265,470
Georgia	2,131	4,235
Germany	176,903	351,383
Hong Kong, China	89,592	118,497
Hungary	11,712	15,491
Iceland	692	1,375
India	330,600	657,150
Indonesia	132,871	264,210
Iran	125,392	123,411
Ireland	15,249	20,144
Israel	29,671	59,015
Italy	101,693	202,212
Jordan	4,695	9,320
Kazakhstan	58,010	86,548
Korea	147,492	292,963
Kyrgyz Republic	3,089	3,580
Lao PDR	4,891	5,664
Luxembourg	5,517	5,442
Madagascar	757	—
Malaysia	4,306	12,913
Maldives	788	911
Malta	533	1,060
Mongolia	1,618	3,215
Myanmar	29,777	34,429
Nepal	10,809	10,639
Netherlands	40,695	80,832
New Zealand	18,207	36,165
Norway	43,713	65,134

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

C Disclosure Notes

C7 Paid-in capital receivables (Continued)

Members	Paid-in capital receivables at amortized cost as at
	Dec. 31, 2018	Dec. 31, 2017
Oman	10,232	30,688
Pakistan	82,106	122,341
Philippines	38,611	76,681
Poland	32,908	65,447
Portugal	2,555	7,674
Qatar	23,926	47,473
Romania	22,945	—
Russia	257,659	512,461
Samoa	305	—
Saudi Arabia	100,781	200,573
Singapore	9,863	19,591
Spain	68,952	136,659
Sri Lanka	10,624	31,863
Sudan	8,750	—
Sweden	50,055	74,623
Switzerland	56,141	83,706
Tajikistan	4,146	4,702
Thailand	56,403	112,058
Timor-Leste	1,848	2,440
Turkey	103,254	205,374
United Arab Emirates	46,899	93,284
United Kingdom	120,508	361,402
Uzbekistan	8,685	17,256
Vanuatu	—	—
Vietnam	52,771	78,743

Total paid-in capital receivables	4,386,984	7,948,901

As at Dec. 31, 2018, the contractual undiscounted paid-in capital receivables overdue amounting to USD256.69 million (Dec. 31, 2017: USD346.04 million) (Note C10) are not considered as impaired. Of this amount, USD178.68 million (Dec. 31, 2017: USD342.44 million) was collected by the date of signing of the 2018 financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

C Disclosure Notes

C7 Paid-in capital receivables (Continued)

As at Dec. 31, 2018, USD4,029 million (Dec. 31, 2017: USD4,021 million) of the above balance is due within 12 months from the reporting date.

	For the year ended Dec. 31, 2018	For the year ended Dec. 31, 2017
As at beginning of year	7,948,901	11,007,227
Paid-in capital receivables originated	253,883	916,882
Contributions received	(3,919,580)	(4,115,650)
Accretion to profit or loss	103,780	140,442

Carrying amount	4,386,984	7,948,901

C8 Other assets

	Dec. 31, 2018	Dec. 31, 2017
Prepayments	766	63
Property improvements	341	271
Computer hardware	160	238
Tax refund receivable	—	750
Others	409	661

Total other assets	1,676	1,983

C9 Other liabilities

	Dec. 31, 2018	Dec. 31, 2017
Provision – ECL allowance (Note C6)	32,778	4,092
Accrued expenses	12,847	8,080
Staff costs payable	948	1,205
Deferred administration fee (Note C14)	690	210
Others	28	—

Total other liabilities	47,291	13,587

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

C Disclosure Notes

C10 Share capital

	Dec. 31, 2018	Dec. 31, 2017
Authorized capital	100,000,000	100,000,000
– Allocated
– Subscribed	96,339,700	95,001,100
– Unsubscribed	2,166,300	3,277,600
– Unallocated	1,494,000	1,721,300

Total authorized capital	100,000,000	100,000,000

Subscribed capital	96,339,700	95,001,100
Less: callable capital	(77,071,700)	(76,000,800)

Paid-in capital	19,268,000	19,000,300

Paid-in capital comprises:
– amounts received	14,810,535	10,890,955
– amounts due but not yet received	256,695	346,040
– amounts not yet due	4,200,770	7,763,305

Total paid-in capital	19,268,000	19,000,300

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital	Paid-in capital received	Paid-in capital not yet received
Afghanistan	866	86,600	69,300	17,300	3,460	13,840
Australia	36,912	3,691,200	2,953,000	738,200	590,560	147,640
Austria	5,008	500,800	400,600	100,200	80,160	20,040
Azerbaijan	2,541	254,100	203,300	50,800	40,640	10,160
Bahrain	1,036	103,600	82,900	20,700	4,140	16,560

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

C Disclosure Notes

C10 Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital	Paid-in capital received	Paid-in capital not yet received
Bangladesh	6,605	660,500	528,400	132,100	52,840	79,260
Brunei Darussalam	524	52,400	41,900	10,500	8,400	2,100
Cambodia	623	62,300	49,800	12,500	5,000	7,500
Canada	9,954	995,400	796,300	199,100	39,820	159,280
China	297,804	29,780,400	23,824,300	5,956,100	4,764,880	1,191,220
Cyprus	200	20,000	16,000	4,000	800	3,200
Denmark	3,695	369,500	295,600	73,900	59,120	14,780
Egypt	6,505	650,500	520,400	130,100	104,080	26,020
Ethiopia	458	45,800	36,600	9,200	3,680	5,520
Fiji	125	12,500	10,000	2,500	1,000	1,500
Finland	3,103	310,300	248,200	62,100	37,260	24,840
France	33,756	3,375,600	2,700,500	675,100	540,080	135,020
Georgia	539	53,900	43,100	10,800	8,640	2,160
Germany	44,842	4,484,200	3,587,400	896,800	717,440	179,360
Hong Kong, China	7,651	765,100	612,100	153,000	61,200	91,800
Hungary	1,000	100,000	80,000	20,000	8,000	12,000
Iceland	176	17,600	14,100	3,500	2,800	700
India	83,673	8,367,300	6,693,800	1,673,500	1,338,800	334,700
Indonesia	33,607	3,360,700	2,688,600	672,100	537,680	134,420
Iran	15,808	1,580,800	1,264,600	316,200	189,725	126,475
Ireland	1,313	131,300	105,000	26,300	10,520	15,780
Israel	7,499	749,900	599,900	150,000	120,000	30,000
Italy	25,718	2,571,800	2,057,400	514,400	411,520	102,880
Jordan	1,192	119,200	95,400	23,800	19,040	4,760
Kazakhstan	7,293	729,300	583,400	145,900	87,540	58,360
Korea	37,387	3,738,700	2,991,000	747,700	598,160	149,540
Kyrgyz Republic	268	26,800	21,400	5,400	2,160	3,240
Lao PDR	430	43,000	34,400	8,600	3,440	5,160
Luxembourg	697	69,700	55,800	13,900	8,340	5,560
Madagascar	50	5,000	4,000	1,000	200	800
Malaysia	1,095	109,500	87,600	21,900	17,520	4,380
Maldives	72	7,200	5,800	1,400	560	840
Malta	136	13,600	10,900	2,700	2,160	540
Mongolia	411	41,100	32,900	8,200	6,560	1,640
Myanmar	2,645	264,500	211,600	52,900	21,160	31,740
Nepal	809	80,900	64,700	16,200	4,860	11,340
Netherlands	10,313	1,031,300	825,000	206,300	165,040	41,260
New Zealand	4,615	461,500	369,200	92,300	73,840	18,460
Norway	5,506	550,600	440,500	110,100	66,060	44,040
Oman	2,592	259,200	207,400	51,800	41,440	10,360

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

C Disclosure Notes

C10 Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital	Paid-in capital received	Paid-in capital not yet received
Pakistan	10,341	1,034,100	827,300	206,800	124,080	82,720
Philippines	9,791	979,100	783,300	195,800	156,640	39,160
Poland	8,318	831,800	665,400	166,400	133,120	33,280
Portugal	650	65,000	52,000	13,000	10,400	2,600
Qatar	6,044	604,400	483,500	120,900	96,720	24,180
Romania	1,530	153,000	122,400	30,600	6,120	24,480
Russia	65,362	6,536,200	5,229,000	1,307,200	1,045,760	261,440
Samoa	21	2,100	1,700	400	80	320
Saudi Arabia	25,446	2,544,600	2,035,700	508,900	407,120	101,780
Singapore	2,500	250,000	200,000	50,000	40,000	10,000
Spain	17,615	1,761,500	1,409,200	352,300	281,840	70,460
Sri Lanka	2,690	269,000	215,200	53,800	43,040	10,760
Sudan	590	59,000	47,200	11,800	2,450	9,350
Sweden	6,300	630,000	504,000	126,000	75,600	50,400
Switzerland	7,064	706,400	565,100	141,300	84,780	56,520
Tajikistan	309	30,900	24,700	6,200	1,860	4,340
Thailand	14,275	1,427,500	1,142,000	285,500	228,400	57,100
Timor-Leste	160	16,000	12,800	3,200	1,280	1,920
Turkey	26,099	2,609,900	2,087,900	522,000	417,600	104,400
United Arab Emirates	11,857	1,185,700	948,600	237,100	189,680	47,420
United Kingdom	30,547	3,054,700	2,443,800	610,900	488,720	122,180
Uzbekistan	2,198	219,800	175,800	44,000	35,200	8,800
Vanuatu	5	500	400	100	100	—
Vietnam	6,633	663,300	530,600	132,700	79,620	53,080

Total	963,397	96,339,700	77,071,700	19,268,000	14,810,535	4,457,465

C11 Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C12 Distribution

Retained earnings as at Dec. 31, 2018 were USD314.90 million (Dec. 31, 2017: USD119.16 million). As at Dec. 31, 2018, USD103.78 million (Dec. 31, 2017: USD140.44 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

C Disclosure Notes

C13 Unconsolidated structured entity

The Special Fund established and administered by the Bank based on Article 17.1 of the AOA is an unconsolidated structured entity for accounting purposes. The objective of the Special Fund is to support and facilitate the preparation of projects for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association, including Blend countries; however, the projects that benefit other members may also be eligible for such assistance in exceptional circumstances, such as innovative and complex projects and regional or cross-border projects with significant regional impacts. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Fund shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The resources of the Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Fund; (b) income derived from investment of the resources of the Special Fund; and (c) funds reimbursed to the Special Fund, if any.

The full cost of administering the Special Fund is charged to that Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Special Fund bears all expenses appertaining directly to operations financed from the resources of the Special Fund.

As at Dec. 31, 2018, the Special Fund had aggregate contributions received amounting to USD93.00 million (Dec. 31, 2017: USD38.00 million). The Bank, acting as administrator of the Special Fund, receives administration fees equal to 1% of the amount of contributions. For the year ended Dec. 31, 2018, fees recognized as income amounted to USD0.07 million (2017: USD0.07 million) (Note C2). As at Dec. 31, 2018, deferred administration fees recognized as other liabilities amounted to USD0.69 million (Dec. 31, 2017: USD0.21 million).

The Bank is not obliged to provide financial support to the Special Fund.

C14 Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Outstanding balances with related parties were as follows:

	Dec. 31, 2018		Dec. 31, 2017
	Key management personnel	Other related parties	Key management personnel	Other related parties
Assets – loans granted	24	—	100	—
Other liabilities (Note C9)	—	690	—	210

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

C Disclosure Notes

C14 Related party transactions (Continued)

The income and expense items affected by transactions with related parties were as follows:

	For the year ended Dec. 31, 2018		For the year ended Dec. 31, 2017
	Key management personnel	Other related parties	Key management personnel	Other related parties
Income	1	70	—	70
Expense	—	—	—	—

Income from other related parties relates to the Special Fund administration fee (Note C13).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee, the President, Vice Presidents, the General Counsel and the Chief Risk Officer.

During the year ended Dec. 31, 2018, other than loans granted to key management personnel as disclosed above, the Bank had no other material transactions with key management personnel.

The compensation of key management personnel during the year comprises short-term employee benefits of USD3.48 million (2017: USD3.31 million) and defined contribution plans of USD0.57 million (2017: USD0.54 million).

Use of office building

In accordance with Article 5 of the Headquarters Agreement, the Government provides a permanent office building and temporary office accommodation to the Bank, free of charge.

Loan investments

As at Dec. 31, 2018, the Bank has approved a USD250 million term loan facility to a nonsovereign borrower that is ultimately controlled by a state-owned enterprise of China. The Bank entered into the agreement with the borrower in the ordinary course of business under normal commercial terms and at market rates. This loan facility has been guaranteed by a commercial bank. As at Dec. 31, 2018, the carrying amount of this loan investment is USD47 million.

C15 Events after the end of the reporting period

As at Jan. 31, 2019, Trust Fund investment has been terminated and funds have been returned to the general treasury portfolio in the amount of USD3,295.16 million.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

C Disclosure Notes

C15 Events after the end of the reporting period (Continued)

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

D Financial Risk Management

D1 Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies supported by a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit, market, liquidity, operational, compliance and associated reputational risk in the Bank’s activities. It is also designed to integrate asset and liability risk to minimize the volatility of equity value and to maintain sufficient liquidity.

D2 Financial risk management framework

Consistent with its Risk Limits Policy, the Bank has established its Risk Appetite Statement (the “RAS”) in line with its risks management objectives and strategies, and its Risk Management Framework (the “RMF”). Within this RMF, the Risk Management Department is responsible for monitoring financial risks with the oversight of the Risk Committee.

The Risk Committee is responsible for establishing the overall risk appetite of the Bank and reviewing and approving the risk management objectives and strategies. The Risk Committee monitors the integrated risk processes, on a cross-sector and cross-category basis for the Bank. The Board approves key risk policies as recommended by the President and the Executive Committee, and approves the specific levels of top-down allocation of risk as set out in the RAS.

The Risk Management Department has overall responsibility for managing all aspects of risks, including implementing risk management strategies, initiatives and credit policies, and approving internal policies, measures and procedures related to risk management.

(i) Investment operations portfolio

The Investment Committee of Senior Management reviews proposed projects prepared by Investment Operation staff in compliance with the Bank’s policies and procedures. In order to make its recommendations, the committee is supported by relevant departments with assessments specific to their area, including risk management, legal, finance, strategy, environmental and social aspects, and procurement. The Board of Directors makes final approval of investment projects.

Accountabilities at different stages of the credit risk/project approval and monitoring process are delineated and regularly updated by the Bank’s management.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D2 Financial risk management framework (Continued)

(ii) Treasury portfolio

The treasury portfolio includes cash and deposits with banks, Money Market Funds (“MMFs”), and the investments in the Trust Fund.

According to the Bank’s General Investment Authority, the Bank can make investments in the assets specified in a list of eligible assets, including term deposits and certain money market funds that invest in high credit quality securities.

With respect to the MMFs (Note C4), these MMFs are rated triple-A equivalent and invest in a diversified portfolio of short-term high quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

With respect to the Trust Fund described in Note C5, the Trust Fund’s assets consist of its notionally allocated share of cash and investments in the Pool. The Pool is actively managed and invested in accordance with the investment strategy established for all such Trust Funds administered by the counterparty. The objective of the investment strategy is foremost to maintain adequate liquidity to meet foreseeable cash flow needs and preserve capital and then, to maximize investment returns. The Pool is exposed to credit, market and liquidity risks.

D3 Credit risk

Credit risk management

The Bank takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Exposure to credit risk arises as a result of the Bank’s lending and other transactions with counterparties giving rise to financial assets and loan commitments.

The Bank is primarily exposed to credit risk in both its loan granting of bank activities and deposit placing of treasury activities. The counterparties could default on their contractual obligations or the value of the Bank’s investments could become impaired.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D3 Credit risk (Continued)

Credit risk management (Continued)

(i) Credit risk in the investment operations portfolio

•	Sovereign-backed loans

Sovereign-backed loans are the obligation of a member as borrower or guarantor. The Bank’s credit decisions are based on assessments of the borrower’s or guarantor’s capacity to service the loan. These assessments are undertaken in accordance with the relevant operational policies. Specifically, the Bank performs its own sovereign credit analysis and assigns its own internal sovereign credit rating. When making these assessments, the Bank gives particular consideration to the International Monetary Fund/World Bank debt sustainability analyses and will utilize, where appropriate, country and macroeconomic reporting by multilateral development banks (“MDBs”), commercial banks, and “think tanks”. The appraisal of sovereign-backed loans takes into account, as appropriate, a full assessment of the project’s benefits and risks. The Bank’s internal rating has 12 notches, with rating 1-4 for investment grade. The following table sets out the mapping between the Bank’s internal rating with Standard & Poor (“S&P”) credit rating:

AIIB’s Internal Rating	S&P Rating
1	A or better
2	A-
3	BBB+
4	BBB & BBB-
5	BB+
6	BB
7	BB-
8	B+
9	B
10	B-
11	CCC+ or worse
12	Default

As at Dec. 31, 2018 and Dec. 31, 2017, the rating of sovereign-backed loans ranged from 3 to 10 and the related range of annualized probability of default (“PD”) was 0.14%-8.67%.

As an international financial institution, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

When a borrower fails to make payment on any principal, interest, or other charge due to the Bank, the Bank may suspend disbursements immediately on all loans to that borrower. The conditions for suspension of sovereign loans are presented in more detail in the Bank’s operational policies. Under its operational policies, the Bank would cease making new sovereign-backed loans to the borrower once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days.

•	Nonsovereign-backed financings

The Bank provides private enterprises and state-owned or state-controlled enterprises with loans and investments that do not have a full member guarantee. However, the Bank retains the right, when it deems it advisable, to require a full or partial sovereign guarantee.

The Bank assigns an internal credit rating taking into account specific project, sector, macro and country credit risks. For nonsovereign projects, risk ratings are normally capped by the sovereign credit rating, except where the Bank has recourse to a guarantor from outside the country which may have a better rating than the local sovereign credit rating.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D3 Credit risk (Continued)

Credit risk management (Continued)

As at Dec. 31, 2018 and Dec. 31, 2017, the rating of nonsovereign-backed loans ranged from 1 to 9 and the related annualized PD was 0.03%-4.58%.

•	LP Fund investment

As at Dec. 31, 2018, the investment operations portfolio includes an LP Fund investment described in Note C5. The LP Fund investment is measured at fair value through profit or loss. The fair value related information is described in Note E.

(ii) Credit risk in the treasury portfolio

Treasury activities and risk appetite are monitored by the Audit and Risk Committee and Board of Directors. The Bank has a limits policy which determines the maximum exposure to eligible counterparties and instruments. Eligible counterparties must have a single-A credit rating or higher. All individual counterparty and investment credit lines are monitored and reviewed by Risk Management Department periodically.

As at Dec. 31, 2018, the treasury portfolio includes cash and deposits with banks, MMFs, and investment in the Trust Fund as described in Note C5. The Trust Fund is measured at fair value through profit or loss, and the fair value related information is described in Note E. As the Trust Fund is not subject to significant credit risk, the credit risk of the treasury portfolio is mainly from the term deposits and MMFs. Given the high credit quality, no significant loss provisions were made for the investments in the treasury portfolio for the year ended Dec. 31, 2018 and 2017.

Credit quality analysis

Except for loan investments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the loans and loan commitments for sovereign-backed loans and nonsovereign-backed loans, with their respective ECL allowance balances.

	Dec. 31, 2018		Dec. 31, 2017
	Loans and loan commitments	ECL	Loans and loan commitments	ECL
Sovereign-backed loans	4,123,810	(46,375)	2,558,761	(5,050)
Nonsovereign-backed loans	585,677	(2,598)	167,278	(4,315)

Total	4,709,487	(48,973)	2,726,039	(9,365)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D3 Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk

The geographical distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) is as follows:

	Dec. 31, 2018			Dec. 31, 2017
Region (1)	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
Central Asia	87,692	—	87,692	27,486	—	27,486
Eastern Asia	—	—	—	—	—	—
South-eastern Asia	899,853	—	899,853	340,781	99,977	440,758
Southern Asia	956,798	400,600	1,357,398	1,112,237	—	1,112,237
Western Asia	914,711	864,156	1,778,867	713,934	264,346	978,280

Asia	2,859,054	1,264,756	4,123,810	2,194,438	364,323	2,558,761
Non-Asia	—	—	—	—	—	—

Subtotal	2,859,054	1,264,756	4,123,810	2,194,438	364,323	2,558,761

(1)	Regional distribution aligns with the definition of geographic regions used by the United Nations Statistics Division.

	Dec. 31, 2018			Dec. 31, 2017
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Nonsovereign-backed loans
Central Asia	—	—	—	—	—	—
Eastern Asia	247,007	—	247,007	—	—	—
South-eastern Asia	19,461	—	19,461	20,198	—	20,198
Southern Asia	48,643	—	48,643	—	—	—
Western Asia	124,063	—	124,063	—	—	—

Asia	439,174	—	439,174	20,198	—	20,198
Non-Asia	146,503	—	146,503	147,080	—	147,080

Subtotal	585,677	—	585,677	167,278	—	167,278

Total	3,444,731	1,264,756	4,709,487	2,361,716	364,323	2,726,039

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D3 Credit risk (Continued)

Credit quality analysis (Continued)

The following table sets out the credit quality of loan investments (gross carrying amount of loans and exposure of loan commitments) segmented by the Bank’s internal credit rating system and their respective staging.

	Dec. 31, 2018			Dec. 31, 2017
Internal credit rating	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
Investment grade	1,630,685	—	1,630,685	828,834	99,977	928,811
Noninvestment grade (a)	1,228,369	1,264,756	2,493,125	1,365,604	264,346	1,629,950

Subtotal	2,859,054	1,264,756	4,123,810	2,194,438	364,323	2,558,761

Nonsovereign-backed loans
Investment grade	247,007	—	247,007	—	—	—
Noninvestment grade (b)	338,670	—	338,670	167,278	—	167,278

Subtotal	585,677	—	585,677	167,278	—	167,278

Total	3,444,731	1,264,756	4,709,487	2,361,716	364,323	2,726,039

(a)

For the noninvestment grade sovereign-backed loan exposures as at Dec. 31, 2018, balances of USD2,005 million have internal ratings ranging from 5 to 7 (Dec. 31, 2017: USD1,203 million), and balances of USD488 million have internal ratings ranging from 8 to 12 (Dec. 31, 2017: USD427 million).

(b)

For the noninvestment grade nonsovereign-backed loan exposures as at Dec. 31, 2018, balances of USD173 million have internal ratings ranging from 5 to 7, and balances of USD166 million have internal ratings ranging from 8 to 12 (Dec. 31, 2017: all the balances of noninvestment grade have internal ratings ranging from 8 to 12).

(ii) Credit enhancement

As at Dec. 31, 2018, the Bank’s maximum exposure to credit risk from financial instruments other than undrawn loan commitments before taking into account any collateral held or other credit enhancements is their carrying amount presented on the statement of financial position. The maximum exposure to credit risk from the undrawn loan commitments as at Dec. 31, 2018 is USD3,328 million (Dec. 31, 2017: USD1,948 million).

Credit enhancement for loan investments (gross carrying amount of loans and exposure of loan commitments) are as below:

	Dec. 31, 2018	Dec. 31, 2017
Guaranteed by sovereign members	1,764,711	864,303
Guaranteed by nonsovereign entities	266,469	20,199
Unguaranteed (a)	2,678,307	1,841,537

Total	4,709,487	2,726,039

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D3 Credit risk (Continued)

Credit quality analysis (Continued)

(a)	The unguaranteed loan investments mainly represent sovereign loans and loan commitments granted to member countries.

The Bank mitigates the counterparty credit risk from its investments through the credit approval process, the use of collateral agreements, and risk limits. As at Dec. 31, 2018, the Bank holds project assets and certain securities as collateral for certain nonsovereign-backed loans. There was no other credit enhancement held as at Dec. 31, 2018 and 2017.

(iii) Reconciliation of gross carrying amount of loans and exposure of loan commitments and ECL

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2018	2,194,438	364,323	2,558,761
New loans and commitments originated	1,557,603	—	1,557,603
Movement in net transaction costs, fees, and related income through EIR method	6,394	1,052	7,446
Transfer to stage 1 (1)	100,051	(100,051)	—
Transfer to stage 2 (2)	(999,432)	999,432	—

As at Dec. 31, 2018	2,859,054	1,264,756	4,123,810

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2018	1,478	3,572	5,050
Additions	476	—	476
Change in risk parameters (3)	196	(357)	(161)
Change from lifetime (stage 2) to 12-month (stage 1) ECL (1)	4	(463)	(459)
Change from 12-month (stage 1) to lifetime (stage 2) ECL (2)	(147)	41,616	41,469

As at Dec. 31, 2018	2,007	44,368	46,375

(1)

As at Dec. 31, 2018, as a result of an improved implied credit rating primarily related to a favorable GDP growth rate forecast, the credit risk of one sovereign loan in South-eastern Asia has decreased to its level at origination. The gross carrying amount of loans and commitment exposure was transferred to stage 1. The related ECL allowance was, therefore, based on 12-month, rather than lifetime, ECL.

(2)

During the year ended Dec. 31, 2018, the outstanding loan balances and commitment exposure of two sovereign borrowers in Southern and Western Asia were transferred from stage 1 to stage 2 based on an internal ratings downgrade, primarily in response to increasing sovereign debt denominated in foreign currencies and significant local currency depreciation of the borrowers’ countries.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D3 Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2018	167,278	—	167,278
New loans and commitments originated	424,200	—	424,200
Repayment of loans	(236)	—	(236)
Cancellation of loan commitments	(1,138)	—	(1,138)
Movement in net transaction costs, fees, and related income through EIR method	(4,427)	—	(4,427)

As at Dec. 31, 2018	585,677	—	585,677

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2018	4,315	—	4,315
Additions	302	—	302
Change in risk parameters (3)	(2,019)	—	(2,019)

As at Dec. 31, 2018	2,598	—	2,598

Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2018	3,444,731	1,264,756	4,709,487

Total ECL allowance as at Dec. 31, 2018	4,605	44,368	48,973

(3)	The change in the loss allowance is due to change in the PD and exposure at default (EAD) used to calculate the expected credit loss for the loans.

ECL measurement

The Bank adopts an ECL ‘three-stage’ model for applicable financial instruments. A ‘three-stage’ model for impairment is based on changes in credit quality since initial recognition:

•

A financial instrument that has not experienced significant increase in credit risk (“SICR”) in its credit quality as compared to its rating at origination is classified in ‘Stage 1’, and has its credit risk continuously monitored by the Bank;

•	If it has experienced SICR since initial recognition, the financial instrument is moved to ‘Stage 2’, but is not yet deemed to be credit impaired;

•	If the financial instrument is deemed to be credit impaired, the financial instrument is then moved to ‘Stage 3’.

The Bank’s main credit risk exposure related to ECL measurement is from loan investments and loan commitments.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D3 Credit risk (Continued)

ECL measurement (Continued)

The following reflects the Bank’s ECL measurement focusing on loan investments and loan commitments. Given the nature of the Bank’s business (large infrastructure loans), all the instruments are assessed on an individual basis.

The key judgments and assumptions adopted by the Bank are discussed below:

(i) Significant increase in credit risk

The Bank considers a financial instrument to have experienced SICR when one or more of the following quantitative, qualitative or backstop criteria have been met:

•	Quantitative criteria

Deterioration in credit rating is used as the quantitative criteria of SICR:

•	For investment grade loans, rating downgrade by 2 notches determined by comparing the current rating (incorporating forward looking information) with rating at origination;

•	For noninvestment grade loans, rating downgrade by 1 notch determined by comparing the current rating (incorporating forward looking information) with rating at origination.

All loans included in the Bank’s investment portfolio are rated using internal rating methodology. The methodology used to rate these individual loans depends on the type of loan. For sovereign loans, an internal credit rating methodology is used. The methodology uses the same factors considered by the major international credit rating agencies (“ICRAs”) such as S&P, Moody’s and Fitch. If the sovereign borrower is not rated by any of the three ICRAs, the Bank uses the Economist Intelligence Unit rating assessment as the basis for further analysis. For nonsovereign loans, the loan may be rated using the risk rating methodology that is in-line with the Bank’s policy for nonsovereign-backed financing depending on the type of financing structure. More specifically, project finance transactions will be rated using a credit scoring tool for project finance. Similarly, corporate financing transactions will be rated based on a credit scoring tool for corporate finance: these initial ratings are used to estimate the Stage 1—12-month ECL at each reporting date to determine the SICR since origination.

•	Qualitative criteria

In addition to the quantitative criteria, the following qualitative elements will also contribute to a determination that the loan should migrate to Stage 2:

•	Adverse changes in business, financial or economic conditions;

•	Expected breach of contract that may lead to covenant waivers or amendments;

•	Transfer to watch list/monitoring; and

•	Changes in payment behavior.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D3 Credit risk (Continued)

ECL measurement (Continued)

(i) Significant increase in credit risk (Continued)

•	Backstop

•	30 days past due.

•	Overlays

Temporary adjustments (“overlays”) could be employed to the staging output from the ECL model, albeit only in very limited cases. The ultimate motivation is to allow AIIB to use experienced credit judgement essential to ECL assessment, especially in the robust consideration of reasonable and supportable forward-looking information that drives the credit risk of an instrument. Overlays should only be used for cases where a forward-looking factor that has been identified as relevant is not yet incorporated into the assessment. Any overlay adjustment shall be reviewed and approved by the Risk Committee.

(ii) Definition of credit-impaired assets

Credit-impaired assets, which migrate to Stage 3, are those with respect to which one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired include observable data about the following events:

•	significant financial difficulty of the issuer or the borrower;

•	a breach of contract, such as a default or past due event;

•

the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider;

•	it is becoming probable that the borrower will enter bankruptcy or other financial reorganization.

In addition, the credit-impaired assets also include the purchased or originated financial assets at a deep discount that reflects the incurred credit losses.

It may not be possible to identify a single discrete event. Instead, the combined effect of several events may have caused financial assets to become credit-impaired. For sovereign-backed loans, the same criteria of past due for “default assets” (see D3 (vi)) is also being applied for assessing credit impaired financial assets.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D3 Credit risk (Continued)

ECL measurement (Continued)

(iii) Measurement of the 12-month and lifetime ECL

Estimation of 12-month ECL is calculated by using the following formula:
12-month ECL

1.

PIT PD is the Point-in-time Probability of Default, and is converted from Through-The-Cycle (TTC) PD by first mapping to Moody’s unconditional PIT PDs, then conditioning on three future scenarios (baseline, good, bad).

2.

Loss Given Default (LGD) is currently set as 30% for sovereign loans and on a case-by-case basis or 70% in case of insufficient information available to estimate LGD for nonsovereign-backed loans, based upon management’s estimate established on the analysis of market data statistics and related judgment.

3.	Exposure at Default (EAD) is calculated as loan balance at the period end plus projected net disbursement in the next year.

4.

The above calculation is performed for three different scenarios. The weights (ws ) of the 3 scenarios are 50%, 25%, and 25% respectively for the Baseline, Good and Bad scenarios. The estimation is based on the best representative management judgment without undue cost or effort that, going forward the current path of macroeconomic projections with equal chance of being significantly worse (Bad scenario) or better (Good scenario), considering the macroeconomic projections of those countries and relevant industries to which the Bank has credit exposures.

•	Estimation of lifetime ECL

Estimation of the lifetime ECL is calculated using the following formula as the summation of net present value of the ECL for each year:

Lifetime ECL

1)	ECLt is the ECL calculated for each year t until its final maturity n using the formula: where ws is the weight of each scenario – 50% for Baseline, 25% for both Good and Bad scenarios.

2)	PIT PD (conditioned)

The process to convert TTC PD to conditional PIT PD term structure is the same as 12-month ECL calculation for the first 3 years and is assumed to revert back to the long-run PD for the remaining years.

3)	LGD is the same as the 12-month ECL calculation.

4)	EAD for any given year t is based on loan balance at the previous period t-1 plus the disbursement at the current period and minus the repayment at the current period.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D3 Credit risk (Continued)

ECL measurement (Continued)

(iii) Measurement of the 12-month and lifetime ECL (Continued)

5)	Lifetime is equal to contractual remaining lifetime.

6)	Discount rate is equal to calculated effective interest rate, which is based on USD LIBOR swap curve plus the contracted spread of each loan.

In the same way as the 12-month ECL calculation, the above calculation is done for each of the three scenarios and then probability weighted, and the weighting of the 3 scenarios are the same as the 12-month ECL calculation.

(iv) Forward-looking information incorporated in ECL

Forward-looking information has been incorporated taking into account the following steps:

•	Macro Scenario development

•	3 Macro Scenarios – Baseline, Good, Bad. Each scenario is forecasted for 3 years.

•

For each member, the corresponding long-term average and standard deviation of each macro factor would be computed. Good and bad scenarios would be established based on a view of movement in macro factors in terms of ‘number of standard deviations from average’.

•	Choice of macro scenarios and probability weighting of each scenario is approved by the Risk Committee.

•	Establishment of TTC PD

•	TTC PD is calculated based on each borrower’s internal AIIB rating.

•	Calculation of Forward-looking PIT PD

First, each borrower’s TTC PD will be mapped to the unconditional PIT PD derived by the software for each credit rating. Second, to convert the unconditional PIT PD into forward-looking PIT PD, the software utilizes forecasts of macroeconomic variables associated with the country and industry where the borrower operates.

(v) Sensitivity analysis

The output of the Bank’s ECL model is most sensitive to the credit quality of the obligors especially of those with the lowest credit quality and/or the largest amount of exposure. The Bank identified two obligors meeting these criteria. Should their ratings be downgraded by one more notch and consequentially moved to Stage 2 when SICR criteria is met, the amount of ECL would have been USD79.20 million (2017: USD31.14 million), or increased by USD30.22 million (2017: USD21.78 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D3 Credit risk (Continued)

ECL measurement (Continued)

(v) Sensitivity analysis (Continued)

The weights of the scenarios used is another source of sensitivity. Should the Bank change the weights to 30%, 40% and 30% respectively for good, baseline and bad scenarios, the amount of ECL would have been USD49.22 million (2017: USD9.51 million), or increased by USD0.24 million (2017: USD0.15 million).

(vi) Definition of default

For the ECL measurement, “default” occurs when an obligor meets one or more of the following conditions:

•

Failure to make a payment (“payment default”) –180 days past due for sovereign- backed infrastructure loans and 90 days past due for nonsovereign-backed infrastructure loans. 180 days past due for sovereign-backed infrastructure loans is based on the consideration of slower administrative, processing and collection periods that are not driven by credit deterioration.

•	Breach of specific covenants that trigger a default clause.

•	Default under a guarantee or collateral or other support agreements.

•	Failure to pay a final judgment or court order.

•	Bankruptcy, liquidation or the appointment of a receiver or any similar official.

(vii) Write-off policy

The Bank reduces the gross carrying amount of a financial asset when the Bank has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

D4 Market risk

The Bank is exposed to currency and interest rate risk in its investment, lending and other activities. Currency risk is the potential for loss that arises when assets or liabilities are denominated in a non-US dollar currency and the price of that currency versus US dollars fluctuates. Interest rate risk arises when the value of assets or liabilities changes with the fluctuation of interest rates.

In its asset and liability management process, the Bank pursues five goals: (a) reducing risks that might arise from the mismatch of assets and liabilities in terms of currency, interest rate sensitivity, or maturity; (b) monitoring the evolving risks to the Bank’s income over time and establishing a framework that reduces the potential volatility of the Bank’s income over the medium term; (c) assigning clear responsibility for all market risks to which the Bank is exposed; (d) minimizing volatility of available equity; and (e) maintaining sufficient liquidity to meet all of the Bank’s obligations with an extremely high level of confidence and continue its lending program, even in times of market stress.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D4 Market risk (Continued)

Currency risk

The Bank currently offers loans only in US Dollars. This will continue to be the case until the Bank is prepared to hedge nondollar lending through swaps or other hedging mechanisms. As at Dec. 31, 2018, the currency risk is not material for the Bank. A currency table for the main financial assets is set out below:

As at Dec. 31, 2018	USD	Other currencies	Total
		USD equivalent
Financial assets
Cash and cash equivalents	2,246,730	6,011	2,252,741
Term deposits	8,223,299	—	8,223,299
Investments at fair value through profit or loss	3,324,988	496	3,325,484
Funds deposited for cofinancing arrangements	5,992	—	5,992
Loan investments, at amortized cost	1,365,187	—	1,365,187
Paid-in capital receivables	4,386,984	—	4,386,984

	19,553,180	6,507	19,559,687

As at Dec. 31, 2017	USD	Other currencies	Total
		USD equivalent
Financial assets
Cash and cash equivalents	1,104,756	110	1,104,866
Term deposits	5,885,854	—	5,885,854
Investments at fair value through profit or loss	3,255,140	—	3,255,140
Funds deposited for cofinancing arrangements	1,592	—	1,592
Loan investments, at amortized cost	773,238	—	773,238
Paid-in capital receivables	7,948,901	—	7,948,901

	18,969,481	110	18,969,591

Interest rate risk

The Bank takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes, but may reduce or create losses in the event that unexpected movements arise. Currently, all loans of the Bank are subject to floating rates.

Sensitivity analysis

As the Bank has no material financial liabilities as at Dec. 31, 2018, the following table illustrates the potential impact for the current year, of a parallel upward or downward shift of 50 basis points in relevant interest rate curves on the Bank’s interest income from the floating rate financial instruments which are measured at amortized cost, based on the carrying value at the end of the reporting period. This analysis assumes that interest rates of all maturities move by the same amount.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D4 Market risk (Continued)

Sensitivity analysis (Continued)

The sensitivity analysis on net interest income is based on reasonably possible changes in interest rates over the next 12 months from the reporting date with the assumption that the structure of financial assets held at the period end remains unchanged.

	Interest income sensitivity in million
	For the year ended Dec. 31, 2018	For the year ended Dec. 31, 2017
+50 basis points	5	2
-50 basis points	(5)	(2)

D5 Liquidity risk

Liquidity risk is the risk that the Bank will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. As at Dec. 31, 2018, the Bank does not have any significant financial liabilities.

D6 Operational risk

The Bank defines Operational Risk as the risk of loss, or detriment, resulting from inadequate or failed processes or systems, through human error, or from the occurrence of external events. The Bank’s definition of Operational Risk is consistent with the Basel Committee Banking Industry Standards but has been extended to include Reputational Risk. Effective management and mitigation of operational risk relies on a system of internal controls aimed at identifying various risks, and establishing acceptable risk parameters and monitoring procedures.

D7 Capital management

The Bank collectively manages the paid-in capital plus reserves and retained earnings as available capital. To ensure that the Bank has the highest possible credit rating on a stand-alone basis at all times, two limits are relevant to be always observed. The first, as required by Article 12.1 of the Bank’s AOA, the Bank’s total unimpaired subscribed capital, reserves, and retained earnings have to be always greater than the total exposure on commitment basis from its investment operations (i.e. loans, equity investments, guarantees and other types of financing). This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves, and retained earnings with the approval of the Board of Governors. The second, using an economic capital framework, the Bank’s available capital must be greater than the required economic capital given the composition of its investment and treasury operations (as well as its operational risks) for both the actual and the three-year projected balance sheet, and under both base-case and stressed scenario bases.

Disclosure for Fund and Other Equity Investments

The Bank’s investments in LP funds and other fund investments that are with limited lives are classified as FVPL. They are classified as debt or equity instruments in the financial statements under the requirement of IFRS 9. Refer to Note B3.3.1 and B3.3.3 for the related accounting policies and Note C5 for details of those investments.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

D Financial Risk Management

D7 Capital management (Continued)

Disclosure for Fund and Other Equity Investments (Continued)

From the Bank’s risk management perspective, the Bank treats the fund investments in its banking portfolio, such as LP funds and other fund investments as described above, with equity nature of participation in the same way as equity investments when they have both following features:

(1)

The investments entitle the Bank to the funds’ distribution according to the pre-determined arrangements during their lives and upon liquidation; Such distribution arrangements are set in the Limited Partnership Agreement or Contribution Agreement (or any similar agreement);

(2)	The funds do not promise a particular return to the holders. The ultimate amount of distributions depends on the performance of the underlying portfolio.

As at Dec 31, 2018, such investments in LP funds and other fund investments, amounting to USD32.36 million and USD0.50 million respectively, are therefore managed as equity-like investments for capital risk management and risk monitoring purposes.

E Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the statement of financial position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities do not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the year ended Dec. 31, 2018.

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

•

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

•

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

E Fair Value Disclosures (Continued)

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following 3 levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

Financial assets and financial liabilities not measured at fair value on the statement of financial position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	Dec. 31, 2018		Dec. 31, 2017
	Carrying amount	Fair value	Carrying amount	Fair value
Financial instruments
Term deposits	8,223,299	8,221,432	5,885,854	5,884,195
Loan investments, at amortized cost	1,365,187	1,379,138	773,238	779,443
Paid-in capital receivables	4,386,984	4,341,828	7,948,901	7,947,268

As at Dec. 31, 2018, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost were calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2018

(All amounts in thousands of US Dollars unless otherwise stated)

E Fair Value Disclosures (Continued)

Financial assets and financial liabilities measured at fair value on the statement of financial position

The table below summarizes the fair values of the financial assets and financial liabilities measured in the statement of financial position at their fair value:

As at Dec. 31, 2018
	Level 1	Level 2	Level 3	Total
Investments at fair value through profit or loss
• Trust Fund	—	3,292,628	—	3,292,628
• LP Fund	—	—	32,360	32,360
• Others	—	—	496	496
Money Market Funds	—	1,473,408	—	1,473,408

Total	—	4,766,036	32,856	4,798,892

As at Dec. 31, 2017
	Level 1	Level 2	Level 3	Total
Investments at fair value through profit or loss
• Trust Fund	—	3,236,448	—	3,236,448
• LP Fund	—	—	18,692	18,692

Total	—	3,236,448	18,692	3,255,140

The Trust Fund’s notionally allocated share in the Pool and the MMFs’ shares are not traded in any market. The fair value of the Trust Fund and the MMFs is derived from that of the notionally allocated assets, or net assets value, respectively. Discounted cash flow valuation technique is used for the valuation of the underlying assets of the LP Fund. The unobservable inputs include weighted average cost of capital, liquidity discount and projected cash flows. The fair value of the investment in the LP fund is based on an adjusted net assets method.

There has been no transfer among Level 1, Level 2 and Level 3 during the year.